UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2017

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 SAIC Drive, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 676-4300

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2016, Science Applications International Corporation (the “Company”) announced the departure of Kimberly Admire, the Executive Vice President and Chief Human Resources Officer of the Company, effective February 3, 2017.  In connection with Ms. Admire’s departure, the Company and Ms. Admire entered into an Agreement and General Release (the “Agreement”) dated January 19, 2017.  Pursuant to the Agreement, Ms. Admire will remain employed by the Company in a consulting role from February 4, 2017 until April 14, 2017 (the “Termination Date”), subject to certain conditions.

Under the terms of the Agreement, Ms. Admire will receive certain severance benefits from the Company in exchange for a customary release of any and all claims she may have against the Company and its representatives arising from or relating to her employment by the Company.  The Company will continue to pay Ms. Admire her base salary and benefits through the Termination Date.  In addition, on the Termination Date, provided that Ms. Admire adheres to the terms of the Agreement, the Company will: (i) pay Ms. Admire a lump sum severance payment in the amount of $760,183; (ii) provide Ms. Admire with twelve months of executive outplacement services, up to a maximum amount of $25,000; and, (iii) allow the vesting of certain equity grants previously made to Ms. Admire which are scheduled to vest before the Termination Date.  In exchange for such severance benefits, Ms. Admire has also agreed to a one year period of non-competition and non-solicitation from the Termination Date and to maintain the confidentiality of the Company’s proprietary information.

The foregoing description of the Agreement is intended only to be a summary and is qualified in its entirety by reference to the Agreement, a full copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Agreement and General Release, dated as of January 19, 2017, by and between Science Applications International Corporation and Kimberly Admire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2017

Science Applications International Corporation

By:	/s/ Steven G. Mahon
Steven G. Mahon
Executive Vice President, General Counsel and Corporate Secretary